Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

LDK Solar CO., Ltd.:

We consent to the use of our reports dated May 11, 2015 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement.

Our report dated May 11, 2015 on the consolidated financial statements contains an explanatory paragraph that states the Company has suffered recurring losses from operations, and has a working capital deficit and a net capital deficit, that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report dated May 11, 2015 on the effectiveness of internal control over financial reporting as of December 31, 2014 expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2014 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses related to insufficient accounting personnel with appropriate knowledge and experience in U.S. GAAP and reconciliation of intercompany transactions have been identified and included in management’s assessment.

/s/ KPMG

Hong Kong, China

October 13, 2015